3: ADDITIONAL ACT NO

ADDITIONAL ACT NO. 10

TO THE CONTRACT AND STATUTES

OF THE COMPANY "MEDIAPRO" S.R.L.

By and between :

  ADRIAN SARBU, with the address in Bucharest, 230 Dorobanti Avenue, District 1, Romania, identified by C.I. series RT no. 00114 issued by SEP on 29 October 1996,

  ION TIRIAC, with the address in Monaco, 31 Av. Princesse Grace, L'Estoril B, 98000 Monte Carlo, Passport no. 02918756 issued by the Direction of Passports on 25.02.1997, and

  BOGDAN KOKOT, with the address in 2148 Wesleyan Drive, Columbus, Ohio 43221, USA, Passport no. 131024961, issued on 4 February 1994 by the Houston Passport Agency, under the Special Power of Attorney authenticated on 8 March 2001, in his capacity of representative of CME Romania B.V. ("CME"), with its headquarter in Hoogoorddreef 9, 1101BA, Amsterdam zuidoost, Netherlands.

The Shareholders of MEDIA PRO SRL, Romanian legal person, with the registered office in Bucharest, Bd. Pache Protopopescu 25, district 2, registered with the Register of Commerce under no. J40/4996/1991, with a share capital of ROL 2,000,000, fiscal code R155071, agreed to conclude this Amendment to the Company Agreement and Statutes, following the Decision of the General Assembly of Shareholders of 7 March 2001, as follows :

  Art. 5 of the Statutes and art. 4 of the Contract shall be amended as follows:

"The duration of the activity of the Company is unlimited, beginning on the date of its registration with the Register of Commerce. The date of the registration with the Register of Commerce is the date of its establishment."

2. Art. 7 of the Statutes and art. 5 of the Contract shall be amended as follows:

"The share capital and the accounting records of the company are expressed in ROL.

The total share capital subscribed and paid in is of ROL 33,347,000,000 (out of which ROL 2,000,000 and USD 1,235,000, the equivalent of ROL 33,345,000,000, at the exchange rate of USD 1 = ROL 27,000 ), divided into 333,470 shares, with a face value of ROL 100,000 each, with the following structure:

  Adrian Sarbu holds 93,376 shares, with a face value of ROL 100,000 and a total value of ROL 9,337,600,000 (out of which ROL 1,000,000 and ROL 9,336,600,000, the equivalent of USD 345,800, at the exchange rate of USD 1 = ROL 27,000), representing 28% of the share capital;

  Ion Tiriac holds 93,376 shares, with a face value of ROL 100,000 and a total value of ROL 9,337,600,000 (out of which ROL 1,000,000 and ROL 9,336,600,000, the equivalent of USD 345,800, at the exchange rate of USD 1 = ROL 27,000), representing 28% of the share capital."

  CME Romania BV holds 146,718 shares, with a face value of ROL 100,000 and a total value of USD 543,400 (the equivalent of ROL 14,671,800,000, at the exchange rate of USD 1 = ROL 27,000), representing 44% of the share capital; "

The share capital shall be fully paid in as of the day of the registration of this Additional Act with the Register of Commerce, but not later than 30 days as of the date of Resolution of the General Meeting of the Shareholders of the Company of 07.03.2001.

  As the provisions of the art. 11 of the Statutes regarding the transfer of shares are reiterated by art. 17, art. 11 of the Statutes will be eliminated.

  Art. 17 of the Statutes shall be amended as follows:

  "The Shareholders agree that neither CME, Tiriac, or Sarbu shall be permitted to sell, assign, pledge, or otherwise transfer shares of the Company except: (i) the above mentioned operations are performed to an Affiliate controlled by the Shareholder, as these terms are defined in the Annex 1; (ii) in the case of death of a Shareholder, individual, when the shares held by the respective Shareholder shall be transmitted to its successors; or (iii) in accordance with the "Right of First Refusal" as set forth below.

  Excepting the cases provided at the point (i) and (ii), the selling Shareholder shall grant first a Right of First Refusal to the other Shareholders on a pro rata basis, notifying them in writing with respect to its intention to sale the shares, which shall comprise the sale terms established by the selling Shareholder. The notified Shareholders shall accept the offer only pro rata with their participation to the share capital of the Company and not a less or higher quota, within 15 days as of the receiving of the sale offer, notifying in writing the selling Shareholder. In the event one of the notified Shareholders accepts the offer, and the other Shareholders do not accept or refuse the offer within the term of 15 days mentioned above, then the Shareholder accepting the offer can also exercise, within the following 15 days, its Right of First Refusal with respect to the shares of the selling Shareholder in relation to which the other Shareholders did not accept or refused to exercise the Right of First Refusal, within the term mentioned above. If one of the notified Shareholders does not accept or refuses the offer, within the 15 days mentioned above, or if the Shareholders accepting the offer did not exercise its Right of First Refusal over all shares of the selling Shareholder, according to the procedure mentioned above, then the selling Shareholder shall have the right, within the subsequent 120 days, to sell the shares over which the other Shareholders did not exercise their Right of First Refusal to a third party at the same price and on the same terms notified to the other Shareholders. Should the selling Shareholder not observe the above provisions, sale and purchase contract by which the third party acquired the shares will be null and the selling Shareholder shall be bound to comply again with the terms of this article.

  Art. 19 and 22 of the Statutes will be eliminated.

6. Art. 23 of the Statutes shall be amended as follows:

"The Company's employees participation to the benefits, as a fully or partially reward for their work, will not grant them the status of shareholders."

7. Chapter V of the Statutes shall be amended as follows:

"Chapter V - General Meeting of the Shareholders

Art. 34. The General Meeting of the Shareholders is the managing body of the company which decides over its activity and its economic and commercial policy.

Art. 35. The General Meeting of the Shareholders has the following main powers:

  Approves the balance sheet and the net profit distribution;

  Appoints the sole director and the auditors, revokes and discharges them of their activity;

  Decides upon filing a suit against the sole director and auditors for damages caused to the Company and appoints the person entitled to sue them;

  Decides upon the amendments to the Articles of Association and Statutes;

  Approves the Budget of Incomes and Expenses based on which payments shall be effected .

Art. 36. The General Meeting of the Shareholders shall be convened by the president of the General Manager.

The General Meeting of the Shareholders shall be convened according to the law, at least once a year, not later than three months after closing the previous financial year, in order to discuss the balance sheet and the account of profit and losses of the previous financial year and to establish the schedule of activities for the next year, as well as whenever necessary in order to pass a decision in the competence of the General Meeting.

The convening of the General Meeting of the Shareholders can also be required by the associates representing at least a 10% of the share capital.

When the share capital is decreased under the legal limit, the General Manager has to convene the General Meeting within 15 days from the date of noticing this decrease.

Convening of the General Meeting shall be done in writing, by way of registered mail or by fax, at the addresses communicated by each associate to the company at least 15 days before the date fixed for the meeting, mentioning the date, place and agenda of the General Meeting.

Art. 37. For the resolutions of the General Meeting of the Shareholders to be valid, the presence of the shareholders representing at least 2/3 of the share capital is required and the resolutions will be passed with the vote of the shareholders representing at least 2/3 of the share capital.

The resolutions concerning the amendment of the Articles of Association and Statutes shall be passed with the unanimous vote of all shareholders.

The voting right shall be exercised personally or by representative under the power of attorney, which has to be presented before to the General Meeting of the Shareholders. The voting right may be exercised by way of correspondence, respectively registered letter, or by fax."

  The paragraph 3 of the art. 9 of the Contract shall be amended as follows:

  "The administration of the company is performed by a sole director.

  The powers of the sole director are provided in the Statutes of the company."

  Art. 45 of the Statutes shall be amended as follows:

"The administration of the company is performed by a sole director.

The sole director is appointed by the resolution of the General Meeting of the Shareholders.

The duration of the mandate of the sole director is 4 years from the date of his appointment by the resolution of the General Meeting.

The sole director, who fills the position of General Manager, will be Mr. Adrian Sârbu, Romanian citizen with the address in Bucharest, 230 Dorobanti Avenue, District 1, Romania, identified by C.I. series RT no. 00114 issued by SEP on 29 October 1996.

The General Manager engages the company in relationships with third parties. The General Manager can delegate a part of his powers to third parties, with respect to determined issues.

The General Manager shall implement the decisions of the General Meeting and has the competence and responsibilities established by this Statutes and the company contract and the law."

10. Art. 46 of the Statutes shall be amended as follows:

"Within 15 days from the date of appointing of the sole director, he has to deposit a guarantee for its administration which shall be equal to the nominal value of 10 shares which are not transferable and are kept by the company for the whole period of the mandate. Within the same term, the sole director must submit the specimen of signatures to the Register of Commerce."

11. Art. 47 shall be added in the Statutes as follows:

"The General Manager will sign together with the Chief Financial Officer appointed by CME all documents which involve the company in financial operations. This power of the Chief Financial Officer includes, but is not limited to: the bank signatory right, the countersigning right of the bank-related documents, loan related documents, payment orders and sale and purchase agreements. These documents can be signed by the substitutes of the Chief Financial Officer and General Manager appointed by the General Meeting.

The General Manager has mainly the following powers:

  appoints the executive directors, establishes their remuneration within the limits of the Budget of Incomes and Expenses and revokes them;

  drafts the Internal Regulation of the company;

  approves the cashing and payment operations; the payment operations which can be undertaken by the General Manager must be either or within the limits of the Budget of Incomes and Expenses for the current year approved by the General Meeting of the Shareholders.

  approves the sale and purchase operations of movable goods and current assets;

  annually submits to the General Meting the report concerning the activity of the company, the balance sheet and the account of profit and losses for the previous year, as well as the project of the activity schedule and the budget project of the company for the current year, according to the relevant regulations;

  settles any other problems established under its competence by the General Meeting of the Shareholders;

  manages the current businesses of the company within the limits of its competence ;

  convenes the General Meeting;

  submits to the shareholders, on their own expense, all the documents determining the financial and accounting situation of the company;

  employs and discharges the personnel of the company;

While the General Manager is absent or hindered to perform its activity because of health, the General Meeting of the Shareholders shall appoint a temporary director only for the issues which cannot be postponed.

If the General Manager resigns from its position, the resignation shall produce its effects only after the expiration of the notice term, which is 30 days. Within this term, the General Meeting shall appoint a new director coming into the respective position at the date when the resignation of the former director produces its effects."

12. Art. 54 of the Statutes will be eliminated.

13. Art. 56 of the Statutes shall have the following content:

"The agreements between the Company, on the one hand, and the sole director or one of the shareholders, on the other hand, shall be submitted for the approval of the General Meeting. The agreements concerning the current operations, concluded under usual conditions are not taken into consideration."

14. All the provisions of the company contract and the Statutes regarding the Managing Committee are amended, in the sense that the "Managing Committee" shall be replaced by the General Manager.

15. Art. 67 of the Statutes shall be amended as follows:

"The Company will open its accounts in ROL and in foreign currency at any authorized banks in Romania or abroad. The Company will organize and keep financial books according to Romanian regulations in force.

In addition, the parties agree that the books, records, and financial statements are also drafted in accordance with internationally recognized accounting principles, including the United States generally accepted accounting principles. Such books shall be audited by an independent certified accounting firm, international recognized, which shall perform quarterly and yearly reviews of Company books, record, and financial statements.

The Shareholders shall be provided with accounts of the Company, which accounts shall contain such information, as the Shareholders shall decide. Moreover, the Company shall provide to the Shareholders regular reports as to cash flow forecasts and monthly and quarterly account statements. Such reporting requirements shall be settled by the Shareholders and shall be within the power of the Chief Financial Officer of the Company."

16. Art. 68 shall be added in the Statutes as follows:

"The shareholder CME appoints the Chief Financial Officer of the company. The responsibilities of the Chief Financial Officer shall be established in the job description. Its remuneration shall be established by the Budget of Incomes and Expenses."

17. Art. 70 of the Statutes shall be amended as follows:

"The activity of the Company shall be overseen by one auditor, appointed by the General Meeting of the Shareholders for a period of three years, observing the art. 156, paragraph 2 from the Law no.31/1990. The person appointed as auditor must be certified accountant or expert accountant."

  The preamble of art. 73 of the Statutes shall be amended as follows:

  "The Company can be dissolved in one of the following situations:"

  At art. 73 of the Statues, after let. c) shall be added let. c1) as follows:

"c1) the existence of a Triggering Event, as defined on Appendix 1 attached to these Statutes, if any party invokes and prove the existence of the Triggering Event ."

20. At art. 73 of the Statues, shall be included paragraphs 2 and 3 as follows:

"In the event of dissolution pursuant to this article, the Shareholders agree that they will cooperate to take all steps necessary in order to accomplish the dissolution process. Notwithstanding, unless the Romanian regulation otherwise requires, the Shareholder who intend to vote for the dissolution of the Company shall send a written notification to the other Shareholders on its intention. Upon receipt of such notice, the other Shareholders shall be entitled to send a written offer delivered to the Shareholder who made the dissolution's option, within 5 business days from the date of receiving of the notification, which offer shall be to either (i) for the purchasing all of the shares of the Company from the Shareholders that chose the Company's dissolution or (ii) for the sale of their own shares to the Shareholders that chose the Company's dissolution

The above mentioned procedure has to be finalized within 60 days as of the date of the receiving the notification concerning the Company's dissolution, otherwise the General Meeting of the Shareholders can be convened in order to decide the dissolution of the Company."

21. The other clauses of the Statutes and Contract of the Company remain unchanged.

22. This Additional Act is a part of the Statutes and Contract of the Company and has been notarized.

23. This Additional Act is signed in 6 original copies in Romanian and in 3 copies in English. In case of discrepancies between the Romanian version and the English version, the Romanian version shall prevail .

  The present Additional Act is governed by the Romanian law.

  The present Additional Act contains Appendix 1 to the Company's Statute.

CME ROMANIAN BV

Represented by Bogdan Kokot

_____________

Adrian Sârbu

______________

Ion Tiriac

_______________

C:\My Documents\iulia\diverse\Lon Mar 01\Med Pro\ADD 10 de semnat engl.doc

APPENDIX 1

To the Statute of MEDIA PRO SRL

Triggering Events shall mean one or more of the described below events which operate to the detriment of the party that invoke the Company's dissolution:

  The decreasing, by a contrary normative intervention, of the CME's participation quota at the Company's share capital below 44%, excepting the case when CME has agreed to such a delution in writing;

  CME's exclusion from the management or the control of the Company due to causes beyond their control, including, without limitation, the following causes: the refusal to grant the required visas, work permits, or residence permits for employees or representatives of the Company;

  The expropriation or nationalization of any Company's asset, or any other similar intervention of the state, due to reasons outside the default of the Company, on any properties or assets of the Company;

Affiliate shall mean any legal person which, directly or indirectly, controls one of the Shareholders or is controlled by one of the Shareholders. As used in this definition, "control" shall mean the power to determine the policy of a company either by ownership of the shares that represent the majority of the share capital of the respective company or otherwise;

Related Agreements shall mean any agreements concluded between the three Shareholders or between the Company, CME, Tiriac, Sarbu, Media Pro International S.A., or Pro TV S.R.L.

CME ROMANIAN BV

Represented by Bogdan Kokot

/s/ Bogdan Kokot

Adrian Sârbu

/s/ Adrian Sârbu

Ion Tiriac

/s/ Ion Tiriac

THE OFFICE OF PUBLIC NOTARY

VLADICA RATIU GHEORGHE

35 Mendeleev St, Bucharest

CERTIFICATE NO 2376

Year 2001, Month May, Day 03

In front of the undersigned, Vladica Ratiu Gheorghe, the following parties were present:

ADRIAN SARBU, residing in Bucharest, 230 Calea Dorbantilor, district 1, Romania, holder of identity card no RT 00114 issued by SEP on October 29th, 1996;

BOGDAN KOKOT, residing at 2148 Wesleyan Drive, Columbus, Ohio 43221, USA, holder of passport no 131024961 issued on February 4th, 1994 by the Houston Passport Agency, empowered by Special Power of Attorney authenticated on March 8th, 2001 and acting on behalf of CME Romania B.V. ("CME") with its registered offices at Hoogoorddreef 9, 1101BA, Amsterdam zuidoost, The Netherlands;

ION TIRIAC, residing in Monaco, 31 Av. Princess Grace, L'Estoril B, 98000 Monte Carlo, holder of passport no 02918756 issued by the Passport Agency on February 2nd, 1997.

In witness whereof, the present parties have agreed to certify this Contract and signed all copies of the Contract.

Based on Art. 8. Paragraph b of Law no 36/1995, this Contract is hereby declared authentic.

Fiscal tax 5000 lei, receipt no 1060

Notary Public Fee 34,945,000 lei, receipt no 3424

Legal Stamp